Exhibit 99.(i)(x)

Stradley Ronon Stevens & Young, LLP Suite 2600 2005 Market Street Philadelphia, PA 19103-7018 215.564.8000 www.stradley.com

 March 25, 2024

Board of Trustees of AIM ETF Products Trust

5701 Golden Hills Drive

Minneapolis, MN 55416-1297

Subject:	Post-Effective Amendment No. 31 to the Registration Statement on Form

N-1A relating to AIM ETF Products Trust, a Delaware statutory trust

File Nos. 333-235734; 811-23504

Ladies and Gentlemen:

We have acted as counsel to AIM ETF Products Trust, a Delaware statutory trust (the “Trust”), including its series, the AllianzIM U.S. Equity Buffer15 Uncapped Jan ETF, AllianzIM U.S. Equity Buffer15 Uncapped Feb ETF, AllianzIM U.S. Equity Buffer15 Uncapped Mar ETF, AllianzIM U.S. Equity Buffer15 Uncapped Apr ETF, AllianzIM U.S. Equity Buffer15 Uncapped May ETF, AllianzIM U.S. Equity Buffer15 Uncapped Jun ETF, AllianzIM U.S. Equity Buffer15 Uncapped Jul ETF, AllianzIM U.S. Equity Buffer15 Uncapped Aug ETF, AllianzIM U.S. Equity Buffer15 Uncapped Sep ETF, AllianzIM U.S. Equity Buffer15 Uncapped Oct ETF, AllianzIM U.S. Equity Buffer15 Uncapped Nov ETF, and AllianzIM U.S. Equity Buffer15 Uncapped Dec ETF (collectively, the “Series”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 31 to the Registration Statement of the Trust on Form N-1A under the Securities Act of 1933 and Amendment No. 34 to such Registration Statement under the Investment Company Act of 1940 (the “Amendment”).

We have reviewed the Trust’s Agreement and Declaration of Trust, By-Laws, and resolutions adopted by the Trust’s Board of Trustees, and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the Delaware Statutory Trust Act and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

1.	The shares of the Series will be issued in accordance with the Trust’s Agreement and Declaration of Trust, By-Laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares of the Series.

2.	The Series’ shares will be issued against payment therefor as described in the Series’ then-current Prospectus and Statement of Additional Information relating thereto and that such payment will have been at least equal to the applicable offering price.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Amendment, the shares of beneficial interest, without par value, of the Series to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Amendment.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP